Exhibit 99.1

AzurRx Announces Addition of Charles J Casamento to the Board of Directors

NEW YORK, March 08, 2017 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (AZRX) (“AzurRx” or the “Company”) a company specializing in the development of non-systemic, recombinant  therapies for  gastrointestinal diseases today announced the appointment of Charles J “Chuck” Casamento to the Board of Directors effective March 3, 2017.

Since 2007 Mr. Casamento has been executive director and principal of The Sage Group, a health care advisory group.  He was president and CEO of Osteologix from October 2004 until April 2007. Mr. Casamento was the founder of Questcor Pharmaceuticals where he was president, CEO and chairman.  At Questcor he acquired Acthar, a product whose sales eventually exceeded $1.0 Billion. At RiboGene Inc. he was president, CEO and chairman and he was also co-founder, president and CEO of Indevus (formerly Interneuron Pharmaceuticals). He has held senior management positions at Genzyme Corporation, where he was Senior Vice President, American Hospital Supply, where he was Vice President of Business Development for the Critical Care division, Johnson & Johnson, Hoffmann-LaRoche and Sandoz.   He holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. from Iona College. He currently sits on the Boards of Directors of International Stem Cell Corporation and Relmada Therapeutics.

"I am delighted to welcome Chuck to the AzurRx Board,” said Thijs Spoor, CEO of AzurRx BioPharma. “This is a pivotal time for AzurRx as the company is making significant progress in developing its non-systemic therapeutics pipeline. Chuck’s valuable expertise and knowledge of the financial community combined with his interest in the healthcare sector will help us achieve our objective of providing better therapies to the global gastrointestinal patient community.”

"I am pleased to be working with the AzurRx team,” said Mr. Casamento, “and look forward to adding my voice and experience to help AzurRx progress in its goals of bringing transformational therapies to patients."

About AzurRx BioPharma, Inc.

AzurRx BioPharma aims to become a leader in developing non-systemic, recombinant protein therapies for the treatment of gastrointestinal diseases and related conditions. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the company’s lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infection. The company is headquartered in New York, NY, with scientific operations based in Langlade, France.

Company website address: www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more Information:
AzurRx BioPharma, Inc.,
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com